News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (636) 534-2271 Email: investor.relations@tlcvision.com

TLCVision to Release Second Quarter 2007

Financial Results August 9

ST. LOUIS, MO, — July 16, 2007 – TLC Vision Corporation (NASDAQ:TLCV; TSX: TLC), North America’s premier eye care services company, will release its second quarter 2007 financial results before the market opens on Thursday, August 9, 2007.

TLCVision invites all interested parties to participate in a conference call during which time the Company will discuss the positive operating trends resulting from its strategic initiatives first announced in late 2006.

“The growth momentum we are building through our strategic initiatives, especially in our refractive centers, gives us confidence in our ability to deliver value to our shareholders,” said Jim Wachtman, President and Chief Executive Officer. “Our new centers model continues to show strong indicators of success in terms of leads generated across all three of our patient acquisition channels: consumer advertising, health plans and optometric referrals. In fact, the positive trends that we saw in the first quarter have continued into the second quarter, and our same store procedure volume continues to exceed overall market growth. At this still early stage in our transition to the new centers operating model, these leads are yielding impressive increases in consults and surgeries.”

The earnings conference call will be held on August 9, at 10:30 a.m. Eastern Time. To participate, please dial 888-575-8232. International callers may dial 416-406-6419. The call will be broadcast live on the company’s web site at www.tlcv.com under the “Webcasts” link in the Investor Relations section. In addition, the live webcast will be available at various other popular portals and financial web sites.

A replay of the conference call will be available until August 23, 2007. To access the replay, dial 800-408-3052 (pass code: 3228962). The call will also be archived on the company’s web site at www.tlcv.com under the “Webcasts” link in the Investor Relations section.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive and Cataract markets. More information about TLCVision can be found on the corporate website www.tlcv.com. Go to www.tlcvision.com for information on refractive surgery.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.